UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2025

N2OFF, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-40403	26-4684680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

HaPardes 134 (Meshek Sander) Neve Yarak, Israel	4994500
(Address of principal executive offices)	(Zip Code)

(347) 468- 9583

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	NITO	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Agreement

On February 24, 2025, N2OFF, Inc., a Nevada corporation (the “Company”), executed a notarial preliminary land agreement, which represented the Initial Closing Date, as such term is defined in the Shareholders Agreement (the “Agreement”) with Solterra Brand Services Italy SRL (“SB”) and SB Impact 4 LTD, a wholly owned subsidiary of SB (“SBI4”). Upon the Final Closing Date (as defined in the Agreement), the parties will enter into an agreement, under which the Company will purchase 70% of SBI4 shares (on a fully diluted basis) from SB.

Governance of SBI4. The Agreement provides that SBI4’s board of directors (the “Board”) will be compromised of up to three directors. The Company will be entitled to appoint two directors for so long as SB holds at least 20.01% of SBI4, and the Company will be entitled to appoint all three directors at such time that SB’s ownership falls below 20% of SBI4. Certain material business and corporate actions by SBI4 will be subject to approval by 75% of the outstanding shares of SBI4. Furthermore, the Agreement includes certain shareholder rights in favor of each of the initial shareholders of SBI4, including rights of first refusal and tag along rights.

Financing. The Company will lend Euro 2,300,000 to SB14 for financing two battery storage projects in Sicily, Italy (the “Projects”), which loan will accrue interest at 7% per annum. Additionally, the Agreement provides for a right of repurchase of shares of SBI4 by SB against the Company in the event the Company does not furnish drawdown amounts in accordance with the terms of the Agreement. The Board may seek financing from shareholders if the Company lacks resources and cannot secure reasonable external financing. Shareholders have 20 business days to accept their share. If a Shareholder declines, others can subscribe to the available portion, convertible into equity. If not fully subscribed, SBI4 has 90 days to secure the remainder from third parties on similar terms. If unsuccessful, SBI4 must first re-approach Shareholders before seeking third-party financing.

Economic Rights. After the repayment of any outstanding shareholder loans, the net profit from sales of Projects will be split between the parties as follows: if the selling price per megawatt (“MW”) (i) does not exceed Euro 30,000, each party will receive profits according to its pro-rata share ownership of SBI4; (ii) exceeds Euro 30,000 up to Euro 60,000, per MW, SB will receive 40% of the profit (10% above its pro-rata share) and the Company will receive 60% of the profit; and (iii) exceeds Euro 60,000 per MW, SB will receive 50% of the net profit (20% above its pro-rata share) and the Company will receive 50% of the net profit.

Restrictions on Transferring. Excluding permitted transferees (as defined in the Agreement), shareholders may not encumber or pledge shares of SBI4 without the prior written consent from all other shareholders. Shareholders cannot transfer their shares to third parties, except as per the Agreement’s terms and SBI4’s articles of association, and any shares transferred in contravention of the foregoing terms will be deemed void. Likewise, shareholders cannot transfer shares of SBI4 or rights under the Agreement unless the transferee accepts the obligations and assumes a pro-rata portion of the financing section in the Agreement.

Term. A party will cease to be a party to the Agreement in the event that it holds less than 10% of SBI4’s shares.

A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference herein. The foregoing summary is subject to, and qualified in its entirety by reference to such exhibit.

Exhibit No.	Description

10.1	Shareholders Agreement, dated February 10, 2025, among the Company, Solterra Brand Services Italy SRL and SB Impact 4 Ltd.

10.2	Initial Closing Date Acknowledgement and Confirmation Addendum, among the Company, Solterra Brand Services Italy SRL, dated February 24, 2025

104	Cover Page Interactive Data File (embedded within the inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

N2OFF, Inc.

Date: February 27, 2025	By:	/s/ David Palach
	Name:	David Palach
	Title:	Chief Executive Officer